Exhibit 21.1

Subsidiaries of Bellicum Pharmaceuticals, Inc.
as of December 31, 2019

Bellicum Pharma Limited, a private limited company organized under the laws of the United Kingdom

Bellicum Pharma GmbH, a private limited liability company organized under the laws of Germany